EXHIBIT 10.2
MADISON COUNTY BANK
DIRECTOR DEFERRED FEE AGREEMENT

THIS DIRECTOR DEFERRED FEE AGREEMENT (“Agreement”) is made and entered into this 16th day of June, 2014, between MADISON COUNTY BANK (“Bank”), a nationally-chartered savings association located in Madison, Nebraska, and JAMES BECKER (“Director”).

Article 1
Definitions

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

1.1	“Bank Contribution” means the contribution to the Deferral Account, if any, as set forth in Section 3.1.3.

1.2	“Beneficiary” shall mean the person(s) designated by the Director, including the estate of the Director, entitled to benefits, if any, under this Agreement.

1.3
“Beneficiary Designation Form” shall mean the form established from time to time by the Plan Administrator and that the Director completes, signs and returns to the Plan Administrator to designate one or more Beneficiary(ies).

1.4	“Board” shall mean the Board of Directors of the Bank as from time to time constituted.

1.5
“Change in Control” shall mean a change in ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.7
“Crediting Rate” shall mean a six percent (6%) rate of interest applied to the Deferral Account balance.  The Bank shall continue to credit interest on the Deferral Account balance for as long as there is a balance in the Deferral Account.

1.8	“Deferral Account” shall mean the Bank’s accounting of the Director’s accumulated Deferrals, plus Bank Contributions, plus accrued interest.

1.9	“Deferral Election Form” shall mean the form showing Director’s Deferrals for a given Plan Year. Rules for submitting such a form are described in Article 2 below.

1.10	“Deferrals” shall mean the amount of the Director’s Fees which the Director elects to defer according to this Agreement.

1.11
“Disability” shall mean, if the Director is covered by any individual or group disability insurance policy, total disability as defined in such policy without regard to any waiting period.  If the Director is not covered by such a policy, Disability shall mean the Director suffering a sickness, accident or injury which, in the judgment of a physician who is satisfactory to the Bank, prevents the Director from performing substantially all of the Director’s normal duties for the Bank.  As a condition to receiving any Disability benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Bank’s Board deems appropriate.

1.12	“Early Retirement” shall mean Separation from Service before Normal Retirement Age for reasons other than death, Disability, or following a Change in Control.

1.13	“Effective Date” shall mean April 1, 2014.

1.14	“Fees” shall mean the total fees payable to the Director during a Plan Year.

1.15	“Normal Retirement Age” shall mean the Director turning age eighty (80).

1.16	“Normal Retirement Date” shall mean the later of Normal Retirement Age or Separation from Service.

1.17	“Plan Administrator” shall mean the plan administrator described in Article 8.

1.18
“Plan Year” shall mean the twelve (12) month period commencing on January 1 and ending on December 31 of each year.  The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.19
“Projected Benefit” shall mean the balance that would have accumulated in the Director’s Deferral Account at Normal Retirement Age if it is assumed that the Director: (1) continued to defer Fees at the same rate that the Director had been deferring Fees on the date of the Director’s death; and (2) the Director reached Normal Retirement Age.

1.20	“Secretary” shall mean the Secretary of the United States Department of the Treasury.

1.21
“Separation from Service” shall mean that the Director has retired or otherwise has a termination of service with the Bank.  For purposes of this Agreement, whether a termination of service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Director would perform after such date (whether as a Director or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as a Director or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than thirty-six (36) months).  Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Director continues to be treated as a Director for other purposes (such as continuation of salary and participation in Director benefit programs), whether similarly situated service providers have been treated consistently, and whether the Director is permitted, and realistically available, to perform services for other service recipients in the same line of business.  A Director will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Director during the immediately preceding thirty-six (36) month period.  A Separation from Service will not be deemed to have occurred while the Director is on military leave, sick leave, or other bona fide leave of absence, provided Director has the right to reemployment under an applicable statute or by contract.

1.22
“Specified Employee” shall mean a key employee (as defined in Code Section 416(i) without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator  based on the twelve (12) month period ending December 31 (the “identification period”).  If the Director is determined to be a Specified Employee for an identification period, the Director shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.23
“Unforeseeable Emergency” shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, the Director’s dependent, or the Director’s Beneficiary, loss of the Director’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.  The imminent foreclosure of or eviction from the service provider’s primary residence may constitute an Unforeseeable Emergency.  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency.  Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an Unforeseeable Emergency.  At all times this definition shall be construed in accordance with the definition under Code Section 409A.  If the Director seeks to terminate any current deferral elections or re-start the deferral election, it must be done in accordance with Code Section 409A.

Article 2
Deferral Election

2.1
Generally.  Unless otherwise provided for by the Secretary, the Director may file annually Deferral Election Form(s) with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed (e.g., by December 31, 20xx for Fees to be deferred in 20xx+1).  The Deferral Election Form(s) shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned for services performed after the date the Deferral Election Form(s) are received by the Plan Administrator.

2.2
Initial Deferral Election(s).  To defer Fees for services performed in the first Plan Year, and after being notified by the Plan Administrator of eligibility for participation in the Agreement, the Director may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Deferral Election Form within thirty (30) days after the Effective Date of this Agreement.  The Deferral Election Form(s) shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned for services performed after the date the Deferral Election Form(s) are received by the Plan Administrator.

2.3	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	May not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

(b)	Must, for benefits distributable under Article 4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	Must take effect not less than twelve (12) months after the amendment is made.

Article 3
Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1	Deferrals. The fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

                  3.12         Interest.
(a)
On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly.

(b)
On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded monthly.  The Board, in its sole discretion, may change the rate in this Section 3.1.2(b) only prior to commencement of installment distributions.

3.1.3	Bank Contribution. Prior to Separation from Service, the Bank may, in its sole and absolute discretion, make contributions to the Deferral Account.

3.2
Statement of Accounts.  The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3
Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Bank for the distribution of benefits.  The benefits represent a mere Bank promise to pay such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4
Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Normal Retirement Date.

4.1.2
Distribution of Benefit.  The Bank shall pay the benefit to the Director as elected by the Director on the Distribution Election Form commencing within thirty (30) days following the Normal Retirement Date.

4.2	Early Retirement Benefit. Upon the Director’s Early Retirement, the Bank shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director’s Separation from Service.

4.2.2	Distribution of Benefit. The Bank shall pay the benefit to the Director in a lump sum within ninety (90) days following Separation from Service.

4.3
Disability Benefit.  If the Director’s Disability results in the Director’s Separation from Service prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefits under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director’s Separation from Service.

4.3.2	Distribution of Benefit. The Bank shall pay the benefit to the Director in a lump sum within ninety (90) days following Separation from Service.

4.4	Change in Control Benefit. Upon a Change in Control, the Bank shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance on the Director’s Separation from Service.

4.4.2	Distribution of Benefit. The Bank shall pay the benefit to the Director in a lump sum within ninety (90) days following Separation from Service.

4.4.3
Parachute Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent any distribution(s) made under this Section 4.4 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce or delay such distribution(s) to the extent it would not be an excess parachute payment, provided such delay complies with Code Section 409A.

4.5
Hardship Distribution.  If the Director experiences an Unforeseeable Emergency, the Director may petition the Board to receive a distribution from the Agreement.  The Board in its sole discretion may grant such petition.  If granted, the Director shall receive, within sixty (60) days, a lump sum distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Director’s Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation would not itself cause severe financial hardship).  In any event, the maximum amount which may be paid pursuant to this Section 4.5 is the Deferral Account balance as of the day the Director petitioned the Board to receive a hardship distribution under this Section.

4.6
Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service, the provisions under this Section 4.6 shall govern all distributions hereunder.  Benefit distributions that are made due to a Separation from Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Separation from Service.  Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

4.7
Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Director’s income.  Upon the grant of such petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Director immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted.  Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

Article 5
Distributions at Death

5.1
Death During Active Service.  If the Director dies while in active service to the Bank, the Bank shall pay to the Director’s Beneficiary an amount that is the greater of: a) the Deferral Account balance at the Director’s death; or b) the Projected Benefit.  This benefit shall be paid to the Beneficiary in one hundred eighty (180) equal monthly installments commencing with the month following Director’s death.  The Bank shall continue to credit interest pursuant to Section 3.1.2 on the remaining account balance during any applicable installment period.

5.2
Death During Distributionn of a Benefit.  If the Director dies after any benefit distributions have commenced but before receiving all such distribution, the Bank shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Director had the Director survived.

5.3
Death After Separation from Service But Before Benefit Distributions Commence.  If the Director is entitled to benefit distributions under this Agreement, but dies prior to commencement of said distributions, the Bank shall pay to the Beneficiary the same benefits that the Director was entitled prior to death except that the benefit distributions shall commence within thirty (30) days following the Director’s death.

Article 6
Beneficiaries

6.1
Beneficiary.  Director shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Director.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Director participates.

6.2
Beneficiary Designation; Change.  The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation.  If the Director dies without a valid beneficiary designation on file with the Plan Administrator, or if all designated Beneficiaries predecease the Director, then the Director’s surviving spouse, if any, shall be the designated Beneficiary.  If the Director has no surviving spouse, death benefits shall be paid to the Director’s estate.

6.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 7
General Limitations

7.1	No Withdrawal Election. Except as expressly provided herein, the Director may not elect, at any time, to withdraw any portion of the Deferral Account balance.

Article 8
Administration of Agreement

8.1
Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A and regulations thereunder.

8.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3
Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4
Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

8.5
Bank Information.  To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the Compensations of its Directors, the date and circumstances of the retirement, Disability, death or Separation from Service of its Directors, and such other pertinent information as such contracted party may reasonably require.

Article 9
Claims and Review Procedures

9.1	Claims Procedure. The Director or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1
Initiation – Written Claim.  The Claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

9.1.2
Timing of Plan Administrator Response.  The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3
Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

9.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1
Initiation – Written Request.  To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Bank a written request for review.

9.2.2
Additional Submissions – Information Access.  The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

9.2.3
Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4
Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such Plan Administrator within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.2.5
Notice of Decision.  The Plan Administrator shall notify the Claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant.  The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based; and

(c)
A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 10
Amendments and Termination

10.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Director.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or bank regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.

10.2
Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Director.  Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangements that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Deferral Account Balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 11
Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Service.  This Agreement is not a contract for service.  It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank's right to discharge the Director.  It also does not require the Director to remain a director nor interfere with the Director's right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A and regulations thereunder, from the benefits provided under this Agreement.  The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Nebraska, except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement.  The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director has no preferred or secured claim.

11.7
Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8
Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10
Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Code Section 409A.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12
Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13
Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14           Compliance with Section 409A.  This Agreement shall be interpreted and administered ` consistent with Code Section 409A.

11.15
Opportunity to Consult with Independent Advisors.  The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Code Section 280G, Code Section 409A, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement.  The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 11.15.  The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

DIRECTOR:                                                                                 COMPANY:

Madison County Bank

/s/James Becker                                                                        By            /s/ David J. Warnemunde
James Becker                                                                             Title        President